                                                                     EXHIBIT 3.1

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                              AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                         DUKE ENERGY FIELD SERVICES, LLC


                                 by and between

                              PHILLIPS GAS COMPANY

                                       and

                     DUKE ENERGY FIELD SERVICES CORPORATION



                           Dated as of March 31, 2000


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


                                TABLE OF CONTENTS



                                    ARTICLE I
                               CERTAIN DEFINITIONS

Section 1.1       Definitions..........................................................1
Section 1.2       Construction.........................................................8

                                   ARTICLE II
                                  ORGANIZATION

Section 2.1       Formation............................................................8
Section 2.2       Name.................................................................8
Section 2.3       Registered Office; Registered Agent; Principal Office; Other.........8
Section 2.4       Purpose; Powers......................................................9
Section 2.5       Foreign Qualification................................................9
Section 2.6       Term.................................................................9
Section 2.7       No State-Law Partnership.............................................9
Section 2.8       Title to Company Assets..............................................9
Section 2.9       No Power to Bind Company or Other Members...........................10
Section 2.10      Liability to Third Parties..........................................10

                                   ARTICLE III
                                   MANAGEMENT

Section 3.1       Management of the Company's Affairs.................................10
Section 3.2       Member Obligations..................................................11
Section 3.3       Company Board Composition; Initial Directors........................11
Section 3.4       Removal and Replacement of Directors................................12
Section 3.5       Meetings of the Company Board.......................................12
Section 3.6       Notice of Company Board Meetings....................................12
Section 3.7       Actions by the Company Board........................................12
Section 3.8       Action by Unanimous Written Consent.................................14
Section 3.9       Officers............................................................14
Section 3.10      Compensation........................................................15

                                   ARTICLE IV
               BOOKS AND RECORDS; REPORTS AND INFORMATION ACCOUNTS

Section 4.1       Maintenance of Books and Records....................................15
Section 4.2       Auditors; Corporate Reports; Annual Financial Statements............16
Section 4.3       Confidentiality.....................................................16

                                    ARTICLE V

Section 5.1       Transfers of the Company Interests..................................17
Section 5.2       Change of Control...................................................17

                                   ARTICLE VI
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 6.1       Capital Contributions...............................................19


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
Section 6.2       Additional Capital Contributions....................................19
Section 6.3       Capital Accounts....................................................19
Section 6.4       Return of Contributions.............................................20

                                   ARTICLE VII
                        PROFITS AND LOSSES; DISTRIBUTIONS

Section 7.1       Allocation of Profit and Losses.....................................20
Section 7.2       Limitations on Allocations..........................................20
Section 7.3       Restoration of Negative Capital Accounts............................22
Section 7.4       Interim Allocations Relating to Transferred Company Interests.......22
Section 7.5       Code Section 704(c) Allocations.....................................22
Section 7.6       Distributions.......................................................23

                                  ARTICLE VIII
                WITHHOLDING TAX MATTERS; TAX STATUS AND TREATMENT

Section 8.1       Withholding.........................................................24
Section 8.2       Tax Status..........................................................24
Section 8.3       Tax Matters Partner; Tax Elections..................................25

                                   ARTICLE IX
                     DISSOLUTION, WINDING-UP AND TERMINATION

Section 9.1       Dissolution.........................................................26
Section 9.2       Winding-Up and Termination..........................................26

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1      Counterparts........................................................26
Section 10.2      Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.........26
Section 10.3      Entire Agreement....................................................27
Section 10.4      Notices.............................................................27
Section 10.5      Successors and Assigns..............................................29
Section 10.6      Headings............................................................29
Section 10.7      Amendments and Waivers..............................................29
Section 10.8      Severability........................................................29
Section 10.9      Interpretation......................................................29
Section 10.10     Further Assurances..................................................30


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     AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DUKE ENERGY
FIELD SERVICES, LLC, dated as of March 31, 2000, by and between PHILLIPS GAS COMPANY, a Delaware corporation ("PGC"), and Duke Energy Field Services Corporation, a Delaware corporation ("DEFS Holding").

                                    RECITALS:

     1. Duke Energy Field Services, LLC (the "Company") was formed as a Delaware limited liability company on December 15, 1999 (the "Formation Date"), by the filing of a Certificate of Formation (the "Certificate") under and pursuant to the Act. DEFS Holding was admitted to the Company as the sole member, effective as of the Formation Date, pursuant to that certain Limited Liability Company Agreement of the Company, dated as of December 15, 1999 (the "Original Agreement").

     2. DEFS Holding and PGC now desire to amend and restate the Original Agreement in its entirety to reflect the admission of PGC as a member of the Company and the other matters set forth herein.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, DEFS Holding and PGC hereby amend and restate the Original Agreement as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

     Section 1.1 Definitions. Each capitalized term used herein shall have the meaning given such term set forth below:

     "Act" shall mean the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

     "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

               (a) such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to
(i) the penultimate sentence of Regulation Section 1.704-2(g)(1), or (ii) the penultimate sentence of Regulation Section 1.704-2(i)(5); and

               (b) such Capital Account shall be deemed to be decreased by the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" shall mean, with respect to any Person, a Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     "Agreement" shall mean this Amended and Restated Limited Liability Company Agreement, as amended from time to time.

     "Book Value" shall mean (a) with respect to the assets of the Company contributed in accordance with Section 6.1 (i) by DEFS Holding, $3,585,500,000 and (ii) by PGC, $2,139,500,000; (b) with respect to any asset of the Company contributed by any Member (other than as provided in clause (a) above), the asset's fair market value at the time of such contribution; and (c) with respect to any other asset of the Company, the adjusted tax basis of such asset as of the relevant date for U.S. Federal income tax purposes, except as follows:

               (1) the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values (taking Code Section 7701(g) into account) as of the following times:

                    (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company;

                    (B) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company if such adjustment is necessary to reflect the relative economic interests of the interest holders in the Company; and

                    (C) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(iv)(f)(5)(ii);

               (2) the Book Value of any Company asset distributed in kind to any Member shall be the gross fair market value of such asset (taking Code
Section 7701(g) into account) on the date of such distribution; and

               (3) the Book Value of Company assets shall be increased or decreased, as appropriate, to reflect any adjustments to the adjusted tax bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" herein; provided, however, that Book Values shall not be adjusted pursuant to this subparagraph
(3) to the extent that an adjustment pursuant to subparagraph (1) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (3).

          The Book Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article VII hereof. The foregoing definition of Book Value is intended to comply with the provisions of Regulation
Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

     "Business Day" shall mean any day on which banks are generally open to conduct business in the State of New York.


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


     "Capital Account" shall have the meaning set forth in Section 6.3.

     "Capital Contribution" shall mean, with respect to any Member, the amount of any money and the initial Book Value of any property (other than money) contributed to the Company with respect to the interest in the Company held or purchased by such Member and credited to each such Member's Capital Accounts pursuant to Article VI hereof.

     "Certificate" shall have the meaning set forth in the Recitals.

     "Change of Control" shall mean an event that causes a Person that holds a Company Interest to cease to be Controlled by such Person's Parent; provided, however, that an event that causes Duke or Phillips to be Controlled by another Person shall not constitute a Change of Control.

     "Changing Member" shall have the meaning set forth in Section 5.2(b).

     "Changing Member Appraiser" shall have the meaning set forth in Section 5.2(c).

     "Closing Date" shall have the meaning set forth in Section 3.1 of the Contribution Agreement.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the Recitals.

     "Company Board" shall have the meaning set forth in Section 3.1.

     "Company Interest" shall mean, with respect to either Member, such Member's respective membership interest in the Company.

     "Contribution Agreement" shall mean the Contribution Agreement, dated as of December 16, 1999, by and among Duke, Phillips and the Company, as the same may be amended from time to time.

     "Control" shall mean the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of both of the following:

          (a) (i) in the case of a corporation, more than 25% of the direct or indirect economic interest in the outstanding equity securities thereof;
     (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 25% of the beneficial interest therein; and (iv) in the case of any other entity, more than 25% of the economic or beneficial interest therein; and

          (b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.


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


     "Control Acceptance" shall have the meaning set forth in Section 5.2(b).

     "Control Appraiser Committee" shall have the meaning set forth in Section 5.2(c).

     "Control Notice" shall have the meaning set forth in Section 5.2(b).

     "Control Offer Period" shall have the meaning set forth in Section 5.2(b).

     "DEFS Holding" shall have the meaning set forth in the Preamble.

     "Depreciation" shall mean, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. Federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted tax basis for U.S. Federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Book Value as the U.S. Federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis. If such asset has a zero adjusted tax basis for U.S. Federal income tax purposes, the depreciation, amortization, or other cost recovery deduction for such asset for such Fiscal Year shall be determined under a method reasonably selected by agreement among the Members.

     "Director" shall mean one or more members of the Company Board, as the context may require.

     "Disguised Sale Amount" shall mean the excess of (a) $1,200,000,000 over
(b) the product of the Percentage Interest of PGC in the Company as of the Closing Date and $2,400,000,000.

     "Distribution" shall mean, with respect to any Member, the amount of money and the Book Value of any property (other than money) distributed to such Member pursuant to Section 7.6 hereof with respect to such Member's Company Interest.

     "Duke" shall mean Duke Energy Corporation, a North Carolina corporation.

     "Duke Directors" shall have the meaning set forth in Section 3.3.

     "Fair Market Value" shall mean, with respect to any Member's Company Interest, a purchase price equal to the value that would be obtained for such Company Interest, in an arm's-length transaction between an informed and willing buyer under no compulsion to buy, and an informed and willing seller under no compulsion to sell, such Company Interest.

     "Financing" shall have the meaning set forth in the Contribution Agreement.

     "Fiscal Year" shall mean the taxable year of the Company, which shall be a fiscal year ending on December 31st.

     "Flow Through Subsidiaries" shall have the meaning set forth in Section
8.2.

     "Formation Date" shall have the meaning set forth in the Recitals.


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     "GAAP" shall mean generally accepted accounting principles in the United
States.

     "Governmental Entity" shall mean any federal, state, political subdivision or other governmental agency or instrumentality, foreign or domestic.

     "Income Taxes" shall have the meaning set forth in Annex B of the Contribution Agreement.

     "IPO" shall have the meaning set forth in the Parent Company Agreement.

     "Law" shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Entity.

     "Member" shall mean one or more of DEFS Holding, PGC and any Person hereafter admitted to the Company as a member as provided in this Agreement, as the context may require, but such term does not include any Person who has ceased to be a member in the Company.

     "Neutral Control Appraiser" shall have the meaning set forth in Section 5.2(c).

     "Neutral Firm" shall have the meaning set forth in the Contribution Agreement.

     "Non-Changing Member" shall have the meaning set forth in Section 5.2(b).

     "Non-Changing Member Appraiser" shall have the meaning set forth in Section 5.2(b).

     "Nonrecourse Deductions" shall have the meaning set forth in Regulation
Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for any Fiscal Year equals the excess, if any, of (a) the net increase in the amount of Partnership Minimum Gain during such Fiscal Year over (b) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).

     "Nonrecourse Liability" shall have the meaning set forth in Regulation
Section 1.704-2(b)(3).

     "Officers" shall have the meaning set forth in Section 3.1. "Original Agreement" shall have the meaning set forth in the Recitals.

     "Other Member" shall have the meaning set forth in Section 7.6(a)(i).

     "Parent" shall mean, with respect to a particular Person, the Person that Controls such particular Person and is not itself Controlled by any other Person.

     "Parent Company Agreement" shall mean the Parent Company Agreement of even date herewith by and among Duke, Phillips, the Company and DEFS Holding.


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


     "Partnership Minimum Gain" shall mean the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such Nonrecourse Liability in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with Regulation Sections 1.704-2(d) and (k), and the determination of a Member's share of Partnership Minimum Gain in accordance with Regulation Section 1.704-2(g).

     "Partner Nonrecourse Debt" shall have the meaning set forth in Regulation
Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" shall mean the aggregate amount of gain (of whatever character), determined for each Partner Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Partner Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration), determined in accordance with Regulation Sections 1.704-2(i)(3) and (k), and the determination of a Member's share of minimum gain attributable to a Partner Nonrecourse Debt in accordance with Regulation Section 1.704-2(i)(5).

     "Partner Nonrecourse Deductions" shall mean the excess, if any, of (a) the net increase, if any, in the amount of Partner Nonrecourse Debt Minimum Gain during any Fiscal Year over (b) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Partner Nonrecourse Debt that are allocable to an increase in Partner Nonrecourse Debt Minimum Gain, determined in accordance with Regulation Sections 1.704-2(i)(2).

     "PGC" shall have the meaning set forth in the Preamble.

     "PGC Contribution" shall have the meaning set forth in Section 8.2.

     "PGC Distribution" shall have the meaning set forth in Section 8.2.

     "PGCSI" shall mean Phillips Gas Company Shareholder, Inc., a Delaware corporation and a wholly-owned Subsidiary of Phillips.

     "Percentage Interest" shall mean, with respect to the Company Interest issued to DEFS Holding pursuant to Section 2.1(j)(i) of the Contribution Agreement, 69.7 percent, and with respect to the Company Interest issued to PGC pursuant to Section 2.1(k)(i) of the Contribution Agreement, 30.3 percent.

     "Person" shall mean any individual, partnership, limited liability company, firm, corporation, association, joint venture, trust or other entity or any Governmental Entity.

     "Phillips" shall mean Phillips Petroleum Company, a Delaware corporation.

     "Phillips Directors" shall have the meaning set forth in Section 3.3.

     "Profits" and "Losses" shall mean, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year determined, solely for U.S. Federal income tax purposes, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):


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


                    (a) any income of the Company that is exempt from U.S. Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

                    (b) any expenditure of the Company that is (i) not deductible in computing U.S. taxable income and not properly chargeable to the Members' Capital Accounts as described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and
     (ii) not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

                    (c) any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

                    (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. Federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property for U.S. Federal income tax purposes differs from its Book Value;

                    (e) in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (1) and (2) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses;

                    (f) to the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Company Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the asset) or an item of loss (if the adjustment decreases the adjusted tax basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

                    (g) notwithstanding any other provision of this definition, such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof specially allocated pursuant to Sections 7.2(b), (c), (d), (e), (f) or (h) or the proviso in Section 7.1(b).

               The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 7.2(b), (c),
(d), (e), (f) and (h) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

     "Regulation" shall mean the income tax regulations promulgated under the Code by the U.S. Department of the Treasury (whether final or temporary).

     "Regulatory Allocations" shall have the meaning set forth in Section 7.2(g) hereof.


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     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Subsidiary" shall mean, when used with respect to any Person, any Affiliate of such Person that is Controlled by such Person.

     "Tax Matters Partner" shall have the meaning set forth in Section 8.3(a) hereof.

     "Taxing Authorities" shall have the meaning set forth in the Contribution Agreement.

     "Transfer" shall mean any sale, assignment or other transfer, whether by operation of law or otherwise (but not any deemed transfer pursuant to Section 338 of the Code of the assets of a corporation or its Subsidiary in connection with the purchase of the stock of such corporation). "Transferred" and "Transferring" shall have correlative meanings.

     "Two Year Period" shall mean the period beginning on (and including) the Closing Date and ending on (and including) the later of (a) the second anniversary of the Closing Date and (b) the date of consummation of the IPO.

     Section 1.2 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law;
(d) references to money refer to legal currency of the United States of America;
(e) the word "including" means "including, without limitation"; and (f) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

                                   ARTICLE II
                                  ORGANIZATION

     Section 2.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of the Certificate under and pursuant to the Act. DEFS Holding's status as a Member is hereby continued, and PGC is hereby admitted to the Company as a Member, in each case effective contemporaneously with the execution by such Person of this Agreement.

     Section 2.2 Name. The name of the Company is "Duke Energy Field Services, LLC", and all Company business must be conducted in that name or such other names that comply with Law as the Company Board may select.

     Section 2.3 Registered Office; Registered Agent; Principal Office; Other. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Certificate or such other office (which need not be a place of business of the Company) as the Company Board may designate in the manner provided by Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Certificate or such other Person or Persons as the Company Board may designate in the manner provided by Law. The principal office of the Company in the United States shall be 370 17th Street, Suite 900, Denver, Colorado 80202, or such other place as the Company Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Company Board may designate.

     Section 2.4 Purpose; Powers. (a) The purposes of the Company are to engage in the midstream gas gathering, processing, transportation and marketing business in the United States and Canada, the marketing of natural gas liquids in Mexico, the transportation of refined petroleum products and liquefied petroleum gases and related products and related terminaling, storage and other activities, and the gathering, transportation, storage and marketing of crude oil. The Company may also pursue other business purposes beyond those described in the immediately preceding sentence; provided that any such other business purposes (i) are not forbidden by the Act or by applicable Law and (ii) are approved by the Company Board in accordance with Section 3.7.

          (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 2.4(a) herein and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Directors and Officers pursuant to Article III hereof.

     Section 2.5 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Company Board shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Company Board, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Company Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     Section 2.6 Term. The Company commenced on December 15, 1999 by the filing of the Certificate with the Secretary of State of the State of Delaware, and its existence shall be perpetual, unless and until it is dissolved in accordance with Article IX.

     Section 2.7 No State-Law Partnership. The Members intend that the Company shall be a limited liability company and, except as provided in Section 8.2 with respect to U.S. Federal income tax treatment (and other tax treatment consistent therewith), the Company shall not be a state Law partnership (including a limited partnership) or joint venture, and no Member shall be a state Law partner or joint venturer of any other Member, for any purposes, and this Agreement may not be construed to suggest otherwise.

     Section 2.8 Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Affiliates or one or more nominees, as the Company Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of any individual obligation of, any Member, Director or Officer.

     Section 2.9 No Power to Bind Company or Other Members. A Member or Affiliate of a Member may not take any action purporting to bind the Company, any other Member or their respective Affiliates, except as provided in this Agreement. All actions undertaken by the Members and their Affiliates, or any of them, are at their sole risk and expense except to the extent, if any, that the Company assumes those obligations by executing appropriate documentation in accordance with this Agreement. None of the Members is an agent, employee, contractor, vendor, representative or (except for tax purposes) partner of any other Member or its Affiliates by virtue of its execution of this Agreement, and a Member may not hold itself out as such; provided, however, that Members and their Affiliates may, subject to any applicable terms hereof, be parties to agreements with the Company.

     Section 2.10 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company solely by reason of being a Member.

                                   ARTICLE III
                                   MANAGEMENT

     Section 3.1 Management of the Company's Affairs. All management powers over the business and affairs of the Company shall be exclusively vested in a board of directors (the "Company Board") and, subject to the direction of the Company Board, the officers of the Company (the "Officers"). The Officers and Directors shall collectively constitute "managers" of the Company within the meaning of the Act. Neither Member, by virtue of its status as a member of the Company, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Company Board on the one hand and of the Officers on the other shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the Delaware General Corporation Law. Thus, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Company Board, which may delegate from time to time such authority and duties as it deems appropriate to one or more of the Officers, who shall be agents of the Company. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, and subject to any voting requirements and other provisions of this Agreement (including Sections 3.7 and 3.9) that require approval of specified Persons prior to the taking of certain actions, the Company Board and the Officers (subject to the direction of the Company Board) shall have full, complete and absolute power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, or to manage, the business and affairs of the Company, including the following:

          (a) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

          (b) the making of tax (consistent with Articles VII and VIII), regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

          (c) the merger or other combination of the Company with or into another Person;

          (d) the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of the Company;

          (e) the negotiation, execution and performance of any contracts, conveyances or other instruments;

          (f) the distribution of Company cash;

          (g) the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (h) the maintenance of such insurance for the benefit of the Company as it deems necessary or appropriate;

          (i) the acquisition or disposition of assets;

          (j) the formation of, or acquisition of an interest in, or the contribution of property to, any entity;

          (k) the control of any matters affecting the rights and obligations of the Company, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

          (l) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

     Section 3.2 Member Obligations. Neither Member nor any Affiliate of, or any Director appointed by, either Member shall have any obligation or owe any duty, fiduciary or otherwise, to the Company or to any other Member or its Affiliates, including any obligation (a) to offer business opportunities to the Company, (b) to refrain from pursuing business opportunities that may have a competitive impact upon the Company or (c) to refrain from taking any other action that will or may be detrimental to the Company, and neither Member nor any Affiliate of such Member shall, by virtue of the relationship established pursuant to this Agreement or the Parent Company Agreement, have any other obligations to take or refrain from taking any other action that may impact the Company. The provisions of this Section 3.2 constitute an agreement to modify or eliminate fiduciary duties pursuant to the provisions of Section 18-1101 of the Act.

     Section 3.3 Company Board Composition; Initial Directors. The Company Board shall consist of five Directors, and (a) DEFS Holding shall appoint three of such Directors (the

"Duke Directors") and (b) PGC shall appoint two of such Directors (the "Phillips Directors"). Each Director appointed to the Company Board shall serve until his or her successor is duly appointed or until his or her earlier removal or resignation.

     Section 3.4 Removal and Replacement of Directors. DEFS Holding shall have the right, at any time and for any reason (or for no reason), to remove any or all of the Duke Directors. PGC shall have the right, at any time and for any reason (or for no reason), to remove any or all of the Phillips Directors. Should any Director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal or the expiration of any applicable term of office), then (a) in the case of a vacancy of a Duke Director, DEFS Holding shall fill the resulting vacancy on the Company Board by a Person designated by Duke, and (b) in the case of a vacancy of a Phillips Director, PGC shall fill the resulting vacancy in the Company Board by a Person designated by PGC.

     Section 3.5 Meetings of the Company Board. (a) Regular meetings of the Company Board shall be held quarterly.

               (b) Either Member may request a special meeting of the Company Board at any time on two Business Days' prior notice.

               (c) A quorum for meetings of the Company Board shall be at least three Directors, present in person, by telephone or represented by proxy.

               (d) Directors may participate in and hold a meeting of the Company Board by means of conference telephone, videoconference or similar communications equipment by which all Persons participating in the meeting can hear each other, and participation in such manner in any such meeting constitutes presence in person at the meeting.

               (e) The Company Board shall elect one of its members as Chairman of the Board. The Chairman of the Board, if present and acting, shall preside at all meetings of the Company Board and of Members. Otherwise, the President, if present, acting and a Director, or any other Director chosen by the Company Board, shall preside. Unless the Company Board provides otherwise, the Chairman of the Board shall be an Officer of the Company and shall have the same power and authority as the President.

     Section 3.6 Notice of Company Board Meetings. Written notice of all regular meetings of the Company Board must be given to all Directors at least 15 days prior to any regular meeting of the Company Board and two Business Days prior to any special meeting of the Company Board. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by Law. Attendance of a Director at a meeting (including pursuant to Section 3.5(d)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purposes of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

     Section 3.7 Actions by the Company Board. (a) Except as set forth in
Section 3.7(b), all decisions of the Company Board shall require the affirmative vote of a majority of the Directors present at a meeting at which a quorum is present.

               (b) No action shall be taken by the Company Board with respect to the following matters without the prior approval of at least four of the five
Directors:

                    (i) Compensation policies for employees of the Company, including specific compensation and benefit plans and programs, to the extent such policies are of the type that would customarily be considered by a compensation committee of the board of directors of a comparably sized, publicly-traded corporation; provided, however, that these policies shall not include the hiring and firing and compensation of senior officers and managers, evaluating their performance and planning for their succession.

                    (ii) Entering a new line of business outside of the midstream gas gathering, processing, transportation and marketing businesses (and directly related activities) in the United States and Canada.

                    (iii) A change in the Company's auditors.

                    (iv) Distributions and dividends (other than tax distributions as set forth in Section 7.6(a)(i) and the distributions described in Section 3.2(c) of the Contribution Agreement) prior to the IPO.

                    (v) The following transactions:

                         (A) any merger, consolidation, recapitalization, acquisition, divestiture, joint venture or alliance (or a related series of such transactions) involving the acquisition or expenditure (in the form of cash or otherwise) of in excess of $100,000,000 in value to or from the Company;

                         (B) any shut-down of a facility having a fair market value in excess of $100,000,000;

                         (C) entering into any sales contract or commitment that has a term of 5 years or more and that involves annual revenues to the Company in excess of 5% of the Company's total annual sales revenues for the most recently completed Fiscal Year;

                         (D) admittance of any new Member prior to the IPO (it being understood that the IPO is not subject to this Section 3.7(b));

                         (E) requirement of any additional Capital Contribution by either Member; and

                         (F) liquidation or dissolution of the Company.

                    (vi) Any capital expenditure in excess of $100,000,000 (other than a capital expenditure to effect any merger, consolidation, recapitalization, acquisition, divestiture, joint venture or alliance).

                    (vii) Any borrowing in excess of $200,000,000 (other than borrowings described in clauses (i) through (iii) of Section 6.17 of the Contribution Agreement).

                    (viii) The settlement of any action or claim against the Company involving payment by the Company of in excess of $25,000,000, excluding amounts covered or reimbursed by insurance.

                    (ix) Entering into transactions with either Member or Affiliates of either Member on terms that are clearly less favorable than those terms that are within the range of comparable transactions between unaffiliated third parties.

If a particular action that the Company proposes to take is reflected in an operating or capital budget of the Company that has been approved by four or more Directors, no further approval of such action is required before it may be taken, notwithstanding the inclusion of such action in this Section 3.7(b).

     Section 3.8 Action by Unanimous Written Consent. To the extent permitted by applicable Law, the Company Board may act without a meeting, without prior notice and without a vote so long as all Directors shall have executed a written consent or consents with respect to any such Company Board action taken in lieu of a meeting.

     Section 3.9 Officers. (a) Generally. The Company Board, as set forth below, shall appoint agents of the Company, referred to as "Officers" of the Company. Unless provided otherwise by resolution of the Company Board, the Officers shall have the titles, power, authority and duties described below in this Section 3.9.

               (b) Titles and Number. The Officers of the Company shall be the Chairman of the Board (unless the Company Board provides otherwise), the President, any and all Vice Presidents, the Secretary and Treasurer and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 3.9(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

               (c) Appointment and Term of Office. The Officers shall be appointed by the Company Board at such time and for such term as the Company Board shall determine. Any Officer may be removed, with or without cause, only by the Company Board, provided, however, that such removal shall be without prejudice to the rights, if any, of such Officer under any contract to which the Company is a party. Vacancies in any office may be filled only by the Company Board. Any Officer may resign at any time by giving written notice to the Company Board. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

               (d) President. Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any determination of the Company Board, the President, subject to the direction of the Company Board, shall be the chief executive officer of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the affairs of the Company and shall have the full authority to execute all documents and take all actions that the Company may legally take. The President shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Board of Directors, including any duties and powers stated in any employment agreement approved by the Company Board.

               (e) Vice President. In the absence of the President, each Vice President appointed by the Board of Directors shall have all of the powers and duties conferred upon the President, including the same power as the President to execute documents on behalf of the Company. Each such Vice President shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by the Company Board or the President.

               (f) Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Company Board and Members, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by Law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by Law are properly kept and filed, and, in general, shall perform duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Company Board or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act.

               (g) Treasurer and Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Company Board or the President. The Treasurer, subject to the order of the Company Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers at this Agreement, the Company Board or the President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during the Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Senior Vice President, or such other Officer as the Company Board shall select, shall have the powers and duties conferred upon the Treasurer.

     Section 3.10 Compensation. The Officers shall receive such compensation for their services as may be designated by the Company. In addition, the Officers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder. In addition, the members of the Company Board shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

                                   ARTICLE IV
                         BOOKS AND RECORDS; REPORTS AND
                            INFORMATION AND ACCOUNTS

     Section 4.1 Maintenance of Books and Records. Records and books of account (including those required by the Act) shall be kept by the Company in which shall be entered all transactions and other matters relative to the Company's business as are usually entered into records and books of account maintained by Persons engaged in business of like character. The Company books and records shall be maintained in accordance with GAAP.

     Section 4.2 Auditors; Corporate Reports; Annual Financial Statements.

               (a) Auditors. As of the date hereof, the auditors of the Company shall be Deloitte & Touche L.L.P.; provided that the Company's auditors may be changed from time to time by the Company Board, in accordance with Section 3.7.

               (b) Company Reports. (i) Each Member and its respective representatives shall be entitled to reasonable access, during regular business hours and upon reasonable advance notice, to the corporate books and records and properties, and the executive officers and representatives, of the Company and its Subsidiaries, for any reasonable purpose, including in order to conduct any investigation or audit of the business, financial position and financial statements of any such entity; provided that nothing herein shall authorize access to classified or controlled unclassified information, except as authorized by applicable Law.

                    (ii) Each Member shall be supplied not later than 45 days after the end of each of the first three calendar quarters of each year with unaudited financial statements of the Company and each of its Subsidiaries on a consolidated basis, including a balance sheet, an income statement and a statement of cash flows, as well as a comparison of actual performance with any applicable business plan and such tax information as either Member may reasonably request.

                    (iii) The Company Board shall be supplied not later than 45 days after the end of each calendar month with unaudited financial statements of the Company and each of its Subsidiaries on a consolidated basis, including a balance sheet, an income statement and a statement of cash flows, as well as a comparison of actual performance with any applicable business plan and, within 45 days of the end of each calendar quarter, budget and cash flow forecasts showing the position of the Company and its Subsidiaries on a consolidated basis for the next 12-month period together with such additional information as the Company Board may reasonably request.

               (c) Annual Financial Statements. (i) Annual financial statements for the Company and its Subsidiaries on a consolidated basis shall be prepared in accordance with GAAP and subject to an audit by the auditors of the Company.

                    (ii) The Company shall make available to each Member simultaneously the consolidated annual audited financial statements for the Company and its Subsidiaries, taken as a whole, and the reports of the auditors thereon as soon as practicable after the issuance by the auditors of such reports.

                    (iii) The Company and its Subsidiaries shall prepare annual financial statements in respect of each fiscal year for presentation to the auditors within one month from the end of that fiscal year and shall use reasonable best efforts to ensure that the auditors will issue their reports on such financial statements by March 15 of each year.

     Section 4.3 Confidentiality. (a) Each Member and its respective Affiliates shall keep confidential all information which is obtained by them as Members or otherwise pursuant to this Agreement, the Contribution Agreement or the Parent Company Agreement whether that information is (i) generated or commissioned by the Company or any of its Subsidiaries or (ii) related to the business affairs of any of the Members or of their respective Affiliates.

               (b) The restrictions in Section 4.3(a) shall not apply to:

                    (i) information which enters the public domain otherwise than by breach of this Agreement;

                    (ii) information already in the possession of a Member or any of its Affiliates before disclosure to it under this Agreement and which was not acquired directly or indirectly from the other Member or any of its Affiliates and which is not the subject of a confidentiality agreement in favor of the provider of such information;

                    (iii) information lawfully obtained from a third party that is free to disclose such information;

                    (iv) information developed or created by a Member or any of its Affiliates (other than the Company or its Subsidiaries) independent of this Agreement;

                    (v) information required to be disclosed at any time after the date one year after the date hereof by a Member or any of its Affiliates to a third party contemplating purchasing shares in that Member in order to permit such third party to decide whether or not to proceed and what price to offer; provided that such third party shall prior to any such disclosure have entered into a confidentiality agreement with such Member and its Affiliates on terms no less strict than the terms of this Section 4.3;

                    (vi) information requested by any Governmental Entity entitled by Law to require the same; provided that prior to such disclosure if practicable, the disclosing Member shall notify in writing the owner of such information (where the identity of such owner can be reasonably determined) that such request has been made; provided further that the Member seeking to rely on an exemption contained in this Section 4.3(b) shall provide such evidence as the other Member may reasonably require to prove that the information sought to be exempted falls within the relevant category; and

                    (vii) information that a Member or its Affiliates must disclose under applicable securities Laws or stock exchange regulations.

               (c) The restrictions contained in Section 4.3(a) shall last until the earlier of the IPO and the date two years from the relevant disclosure.

                                    ARTICLE V
                       LIQUIDITY AND TRANSFER RESTRICTIONS

     Section 5.1 Transfers of the Company Interests. For the period from the date hereof until the consummation of the IPO, (a) DEFS Holding shall directly own and hold all of Duke's Company Interests and shall have no other assets or liabilities and (b) PGC shall directly own and hold all of Phillips' Company Interests and shall have no other assets or liabilities.

     Section 5.2 Change of Control. (a) If prior to the IPO, (i) a Change of Control occurs with respect to DEFS Holding, PGC shall have the option to purchase DEFS Holding's Company Interest for Fair Market Value pursuant to the provisions of Section 5.2(b), (c) and (d), or (ii) a Change of Control occurs with respect to PGC, DEFS Holding shall have the option to purchase PGC's Company Interest for Fair Market Value pursuant to the provisions of Section 5.2(b), (c) and (d).

               (b) In the event of a transaction giving rise to a Change of Control of either DEFS Holding or PGC, the Member who has suffered such a Change of Control (the "Changing Member") shall promptly (and in any event within three days of the consummation of such transaction) deliver notice (the "Control Notice") to the other Member (the "Non-Changing Member") of such Change of Control transaction. The Non-Changing Member shall have the right, to be exercised by notice (the "Control Acceptance") on or before the 60th day following receipt of the Control Notice (the "Control Offer Period"), to elect to purchase the Company Interest of the Changing Member for Fair Market Value as of the date of the Change of Control. The Control Acceptance shall set forth the name of a nationally recognized appraisal firm (which may be an investment banking, accounting or other firm that performs appraisal and valuation services) designated by the Non-Changing Member as its appraisal firm (the "Non-Changing Member Appraiser").

               (c) If the Non-Changing Member timely delivers the Control Acceptance during the Control Offer Period, within 15 days from the date of receipt of the Control Acceptance, the Changing Member shall notify the Non-Changing Member in writing of the name of an appraisal firm (which may be an investment banking, accounting or other firm that performs appraisal and valuation services) designated as the Changing Member's appraisal firm (the "Changing Member Appraiser"); provided, however, that if the Changing Member fails to select an appraisal firm, and the Changing Member is DEFS Holding, the Changing Member Appraiser shall be Deloitte & Touche L.L.P., or, if the Changing Member is PGC, the Changing Member Appraiser shall be Ernst & Young L.L.P.; provided, further, that if Deloitte & Touche L.L.P. or Ernst & Young L.L.P., as the case may be, fails to accept the appointment within 30 days from the date of receipt by the Changing Member of the Control Acceptance, the Control Appraiser Committee shall consist solely of the Non-Changing Member Appraiser. Except as provided in the second proviso of the immediately preceding sentence, the Non-Changing Member Appraiser and the Changing Member Appraiser shall jointly choose a third appraisal firm (which may be an investment banking, accounting or other firm that performs appraisal and valuation services) within 15 days after the appointment of the Non-Changing Member Appraiser (provided, however, that if they fail to select a third appraisal firm within 15 days after the appointment of the Non-Changing Member Appraiser, such third firm (which shall be an investment banking, accounting or other firm that performs appraisal and valuation services) will be selected by the American Arbitration Association at the request of either party within 10 days after such request) (the "Neutral Control Appraiser", and together with the Changing Member Appraiser and the Non-Changing Member Appraiser, the "Control Appraiser Committee"). Once the Control Appraiser Committee has been chosen, each of the Changing Member and Non-Changing Member shall submit proposed Fair Market Values of the Changing Member's Company Interest to the Control Appraiser Committee, together with any supporting documentation such Member deems appropriate, as soon as practicable, but in no event earlier than 30 days after the date of receipt of the Control Acceptance nor later than (i) 30 days after the date of selection of the Neutral Control Appraiser or (ii) in the event of the failure of Deloitte & Touche L.L.P. or Ernst & Young L.L.P., as the case may be, to accept the appointment within the required time period, 60 days from the date of receipt by the Non-Changing Member of the Control Notice. If either Member fails to submit its proposed Fair Market Value within the required time period, the Fair Market Value proposed by the other Member (assuming such other

Member has submitted its proposed value within the required time period) shall be deemed to be the Fair Market Value of the Changing Member's Company Interest for purposes of this Section 5.2. If both Members submit their respective proposed values on a timely basis, the Control Appraiser Committee shall determine, by majority vote, the Fair Market Value as of the date of the Change of Control of the Changing Member's Company Interest as promptly as possible (and in any event on or before the 30th day after submittal of the competing proposals), which determination shall be final and binding on the Members. The cost of such appraisal shall be paid in equal portions by DEFS Holding and PGC. Each of the Changing Member and the Non-Changing Member shall provide to the other and, if applicable, the Control Appraisal Committee, all information reasonably requested by them.

               (d) The closing of the Non-Changing Member's acquisition of the Changing Member's Company Interest shall be consummated on or before the 60th day after the determination of the Fair Market Value in accordance with Section 5.2(c). The acquisition shall be consummated at a closing held at the principal offices of the Company (unless otherwise mutually agreed by the Changing Member and the Non-Changing Member) at which time the purchase price, payable in the form of immediately available funds, shall be delivered to the Changing Member, and the Changing Member shall deliver or cause to be delivered to the Non-Changing Member (or at the election of the Non-Changing Member, its designee) such transfer documentation reasonably acceptable to the Non-Changing Member as shall be required to evidence the transfer of the Changing Member's Company Interest free and clear of all liens and encumbrances, except those created under this Agreement.

                                   ARTICLE VI
                   CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

     Section 6.1 Capital Contributions. The initial Capital Contributions made to the Company by the Members shall be the property contributed by the Members pursuant to Article II of the Contribution Agreement.

     Section 6.2 Additional Capital Contributions. The Members may make additional Capital Contributions or loans to the Company as requested by the Company Board. Except for the Capital Contributions required of the Members pursuant to Section 6.1, no Member shall be required to make any Capital Contributions to the Company.

     Section 6.3 Capital Accounts. A "Capital Account" shall be maintained for each Member on the books of the Company in compliance with the requirements of Code Section 704(b) and the Regulations thereunder. The initial Capital Accounts of the Members shall be (prior to reduction for the amount of any cash distributed to DEFS Holding and PGC on the Closing Date), in the case of DEFS Holding, $3,585,500,000 and, in the case of PGC, $2,139,500,000. Each Member's Capital Account shall be increased by (i) the Capital Contributions of such Member, (ii) Profits and items of income or gain allocated to such Member as set forth in Article VII hereof, (iii) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets, and (iv) the amount of Company liabilities assumed by such Member or which are secured by any property distributed to such Member. Each Member's Capital Account shall be decreased by (i) the amount of any cash and the Book Value of any property distributed to such Member, (ii) Losses, Nonrecourse Deductions, Partner Nonrecourse Deductions, and items of loss or deduction allocated to such Member as set forth in Article VII hereof, (iii) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets, and (iv) the amount of any liabilities of such Member assumed by the Company or which are secured by property contributed by such Member to the Company. In determining the amount of any liability for purposes of the preceding two sentences, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     Section 6.4 Return of Contributions. Although a Member has the right to receive Distributions in accordance with the terms of this Agreement, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. No Member will be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

                                   ARTICLE VII
                        PROFITS AND LOSSES; DISTRIBUTIONS

     Section 7.1 Allocation of Profit and Losses. (a) In General. This Section
7.1 sets forth the general rules for book allocations to the Members and shall apply to allocations with respect to the operations and liquidation of the Company, maintaining the books and records of the Company and computing the Members' Capital Accounts or share of Profit, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. Federal income tax purposes under Code Section 704(b) and the Regulations thereunder. These provisions do not apply to the requirement that the Company maintain books and records for financial reporting purposes in accordance with
Section 4.1.

               (b) Profits and Losses. Commencing on the Closing Date, Profits and Losses shall be allocated among the Members in accordance with their respective Percentage Interests in the Company; provided, however, that the Company shall make special allocations to the extent required pursuant to
Article V of Annex A to the Contribution Agreement.

     Section 7.2 Limitations on Allocations. Notwithstanding the general allocation rules set forth in Section 7.1 hereof, the following special allocation rules and limitations shall apply with respect to maintaining the Company's books and records and computing the Members' Capital Accounts or share of Profits, Losses, other items or distributions pursuant to this Agreement, in each case as required for U.S. Federal income tax purposes under Code Section 704(b) and the Regulations thereunder.

               (a) Limitations on Loss Allocations. The losses allocated to any Member pursuant to Section 7.1(b) hereof with respect to any Fiscal Year shall not exceed the maximum amount of losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to
Section 7.1(b) hereof, the limitation set forth in this Section 7.2(a) shall be applied on a Member-by-Member basis and any such losses not allocable to a Member as a result of such limitation shall be allocated to the other Members in accordance with their positive Capital Account balances so as to allocate the maximum possible losses to each Member under Regulation Section 1.704-1(b)(2)(ii)(d).

               (b) Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such adjustment, allocation, or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this
Article VII or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 7.2(b) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been made as if this
Section 7.2(b) were not in this Agreement. This Section 7.2(b) is intended to constitute a "qualified income offset" as provided in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

               (c) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(f)(2), (3), or (5), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member's share of the net decrease in Partnership Minimum Gain during such Fiscal Year. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). To the extent that this Section 7.2(c) is inconsistent with Regulation Section 1.704-2(f) or incomplete with respect to such Regulations, the Partnership Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.

               (d) Partner Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Regulation Section 1.704-2(i)(4), each Member with a share of Partner Nonrecourse Debt Minimum Gain shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain during such Fiscal Year. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto and the items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). To the extent that this Section 7.2(d) is inconsistent with Regulation Section 1.704-2(i) or incomplete with respect to such Regulation, the Partner Nonrecourse Debt Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such Regulation.

               (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to each of their respective Percentage Interests in the Company. This provision is to be interpreted in a manner consistent with Regulation Sections 1.704-2(b)(1) and 1.704-2(e).

               (f) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Partner Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted and applied consistently therewith.

               (g) Limited Effect and Interpretation. The special rules set forth in Sections 7.2(a), (b), (c), (d), (e) and (f) (the "Regulatory Allocations") shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 7.2, taking into account such Regulatory Allocations, to be respected for U.S. Federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, inclusive and shall be interpreted and applied consistently therewith.

               (h) Offsetting Allocations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profits, Losses, and other similar items. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.2(h). Therefore, notwithstanding any other provision of this Article VII (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in a manner such that, after the offsetting allocations are made, each Member's Capital Account Balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7.1 hereof.

     Section 7.3 Restoration of Negative Capital Accounts. At no time shall a Member with a negative balance in its Capital Account have any obligation to the Company or to any other Member to restore such negative balance.

     Section 7.4 Interim Allocations Relating to Transferred Company Interests. Notwithstanding any other provision of this Agreement or the Contribution Agreement, in the event of a change in a Member's Percentage Interest in the Company as a result of a Transfer or deemed Transfer of a Member's Company Interest during a Fiscal Year, the allocations required under this Article VII shall be made with respect to the Members for the portion of the Fiscal Year through the date of the Transfer and after the date of the Transfer based on an interim closing of the Company's books. The effective date of any such Transfer shall be the actual date of the Transfer as recorded on the books of the Company. This Section 7.4 shall also apply for purposes of computing a Member's Capital Account.

     Section 7.5 Code Section 704(c) Allocations. (a) In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company or any Subsidiary thereof that is treated as a partnership or disregarded entity for U.S. Federal income tax purposes shall, solely for U.S. Federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for U.S. Federal income tax purposes and its Book Value (computed in accordance with the definition of Book Value) using the "Traditional Method with Curative Allocations" as defined in Regulation Section 1.704-3(c).

               (b) In the event the Book Value of any asset of the Company (or any Subsidiary thereof that is treated as a partnership or disregarded entity for U.S. Federal income tax purposes) is adjusted pursuant to subparagraph (i) of the definition of Book Value or otherwise pursuant to Code Section 704(b) and the Regulations thereunder, subsequent allocations of income, gain, loss and deduction with respect to any such asset so adjusted shall take account of any variation between the adjusted tax basis of such asset for U.S. Federal income tax purposes and the Book Value in the same manner as under Code Section 704(c), the Regulations thereunder and Section 7.5(a).

               (c) Allocations pursuant to this Section 7.5 are solely for purposes of U.S. Federal income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses or other items allocated under Section 7.1 or 7.2.

     Section 7.6 Distributions. (a) Distributions Other Than in Liquidation of the Company. Except as provided in Section 7.6(b) below (and taking into account deemed distributions, if any, under Section 8.1 which are not re-contributed pursuant to Section 8.1), Distributions of cash of the Company shall be made at the end of each quarterly accounting period of the Company, and one Business Day prior to the date of the IPO, to each Member of the Company in the following amounts:

                    (i) the greater of (A) the excess of (x) the product of (I) the sum of the maximum United States regular Federal income tax rate applicable to C corporations under Section 11 of the Code and 4.5 percent and (II) the excess, if any, of taxable income and gain over taxable loss or deduction of the Company allocated to such Member with respect to such period over (y) the amount of any credits allocated to such Member with respect to such period for United States regular Federal income tax purposes and State income tax purposes and (B) (x) such Member's Percentage Interest in the Company multiplied by the quotient of (y) the amount calculated under clause (A) with respect to such period for the other Member (or Members) (the "Other Member") divided by (z) the Other Member's Percentage Interest in the Company; and

                    (ii) such Distributions as the Company Board may determine in its discretion pursuant to Section 3.7.

Such Distributions pursuant to clause (i) shall be made in a manner consistent with the estimated annual tax items of the Company, and Distributions pursuant to clause (i) for each quarterly accounting period (or portion thereof) shall be adjusted to the extent Distributions for prior quarterly accounting periods did not correctly estimate such items.

               (b) Distributions in Liquidation of the Company. Upon the dissolution or liquidation of the Company, the proceeds of sale of the properties and assets of the Company that have been sold in liquidation, and all other properties and assets of the Company not otherwise sold (and valued at their fair market value), shall be applied and distributed as follows, and in the following order of priority: (i) first, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for; (ii) second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company;
(iii) third, to the Members in proportion to the positive balances of each of their respective Capital Accounts after all allocations have been made to such Capital Accounts pursuant to this Agreement, until the remaining balances of such Capital Accounts are zero; and

(iv) fourth, the remaining proceeds to the Members in proportion to each of their Percentage Interests in the Company.

                                  ARTICLE VIII
                WITHHOLDING TAX MATTERS; TAX STATUS AND TREATMENT

     Section 8.1 Withholding. The Company shall comply with all withholding requirements under U.S. Federal, state, local and foreign tax Laws and shall remit amounts withheld to, and file required forms with, such applicable Taxing Authorities. To the extent that the Company withholds and pays over any amounts to any Taxing Authority with respect to the distributions or allocations to any Member, the amount withheld (or credited against withholding tax otherwise due) shall be treated as a distribution to such Member in the amount of the withholding (or credit). In the event of any claimed overwithholding by the Company, if the Company is required to take any action in order to secure a refund or credit for the benefit of a Member in respect of any amount withheld by it, it will take any such action including applying for such refund on behalf of the Member and paying it over to such Member. If any amount required to be withheld was not withheld from actual distributions made to a Member, the Member to which the distribution was made shall reimburse the Company for such withholding. In the event of any underwithholding by the Company to a Member, each Member agrees to indemnify and hold harmless the Company and its subsidiaries from and against any liability, including interest and penalties, with respect to such underwithholding to such Member. Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist the Company in determining the extent of, and in fulfilling, the Company's withholding obligations, if any. The provisions of this Section 8.1 shall be applied in a manner, taking into consideration any tiered partnership structure that the Company may be part of, that reflects the relative economic interests of each Member in the Company.

     Section 8.2 Tax Status. (a) The Company is intended to be treated as a partnership for U.S. Federal income tax purposes, and each of the Subsidiaries of the Company organized under the laws of the United States, a State of the United States or any political subdivision thereof (other than Duke Energy Field Services Canada Holdings, Inc.) (the "Flow Through Subsidiaries") is intended to be treated as a partnership or disregarded entity for U.S. Federal income tax purposes.

     (b) Each of the Members and the Company shall take no action or position inconsistent with (or that could reasonably be expected to be viewed by the Internal Revenue Service as inconsistent with), and shall make or cause to be made all applicable elections with respect to: (i) the treatment of the Company (or any successor thereto), with respect to all times during the Two Year Period, as a partnership for U.S. Federal income tax purposes and the treatment of each of the Flow Through Subsidiaries (or any successor thereto), with respect to all times during the Two Year Period, as a partnership or disregarded entity for U.S. Federal income tax purposes; (ii) the treatment of the Company, with respect to all times during the Two Year Period, as not being a publicly traded partnership for United States Federal income tax purposes; (iii) the allocation of the Financing under Regulation Section 1.752-3(a)(3) among the Members in proportion to their Percentage Interests as of the Closing Date; (iv) the treatment of the contribution to the Company by DEFS Holding pursuant to
Section 2.2 of the Contribution Agreement as a contribution pursuant to Code
Section 721, the treatment of the distribution to DEFS Holding pursuant to
Section 3.2(c)(2) of the Contribution Agreement (as adjusted pursuant to Section 3.3 thereof) as a distribution pursuant to Code Section 731 and the treatment that, for purposes of the Code, neither such contribution nor such distribution is a transfer that constitutes a sale or exchange (or portion thereof) of property in whole or in part to the Company by a Member in the Company acting in a capacity other than as a Member of the Company; (v) the treatment of the contribution to the Company by PGC pursuant to Section 2.3 of the Contribution Agreement (the "PGC Contribution") as a contribution pursuant to Code Section 721, the treatment of the distribution to PGC pursuant to
Section 3.2(c)(1) of the Contribution Agreement (as adjusted pursuant to Section 3.3) (the "PGC Distribution") as a distribution pursuant to Code Section 731 and the treatment that, for purposes of the Code, neither the PGC Contribution nor the PGC Distribution is a transfer that constitutes a sale or exchange (or portion thereof) of property in whole or in part to the Company by a Member in the Company acting in a capacity other than as a Member of the Company (except in the case of this clause (v) that the Members and the Company shall treat (except to the extent Duke, Phillips, the Members and the Company agree in writing or are required by the Neutral Firm to treat otherwise) an amount of the PGC Distribution equal to the Disguised Sale Amount as proceeds of a sale by PGC to the Company under Code Section 707(a) and an amount of the PGC Contribution equal in fair market value to the Disguised Sale Amount as property that is sold by PGC to the Company under Code Section 707(a) (such property treated as having been sold having regular federal income tax basis equal to the aggregate regular Federal income tax basis of the property contributed in the PGC Contribution multiplied by a fraction the numerator of which is the Disguised Sale Amount and the denominator of which is the value of the property contributed in the PGC Contribution, such value being for this purpose $2,139,500,000)); and (vi) the treatment of the merger of PGCSI into DEFS Holding pursuant to Section 2.2(a) of the Parent Company Agreement as a "reorganization" within the meaning of Code
Section 368(a) in which no gain or loss is recognized to PGC, DEFS Holding, the Company, Duke, Phillips or any other Person.

     Section 8.3 Tax Matters Partner; Tax Elections. (a) The Company hereby elects to have a "tax matters partner" as provided under Code Section 6231(a)(7)(B) (the "Tax Matters Partner"). DEFS Holding is hereby designated as such Tax Matters Partner.





               (b) The Company shall make all elections required under United States Income Tax Laws and regulations and any similar state statutes and shall make the following elections:

                    (1) Adopt the calendar year as the annual accounting period;

                    (2)  Adopt the accrual method of accounting; and

                    (3) Adopt the maximum allowable accelerated method and shortest permissible life for determining depreciation deductions.

               (c) At the request of any Member, the Company shall make the election provided for in Section 754 of the Code.

                                   ARTICLE IX
                     DISSOLUTION, WINDING-UP AND TERMINATION

     Section 9.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "Dissolution Event"):

               (a) the consent of the Company Board pursuant to Section 3.7; or

               (b) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

     Section 9.2 Winding-Up and Termination. (a) On the occurrence of a Dissolution Event, the Company Board shall select one or more Persons to act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided in Section 7.6(b) and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Company Board.

               (b) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for the payment of which the Company has committed prior to the date of termination. The distribution of cash or property to a Member in accordance with the provisions of Section 7.6(b) and this Section 9.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its share of all the Company's property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.

               (c) On completion of such final distribution, the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.

                                    ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by facsimile) to the other party.

     Section 10.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

               (b) Each Member hereto irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each Member hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Members further agree, to the extent permitted by Law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

               (c) To the extent that any Member has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Member hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

               (d) Each Member waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Member certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this
Section 10.2.

     Section 10.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members between the Members with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Members other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, except that Sections 6.3 and Articles VII and VIII are for the benefit of Duke and Phillips to the extent that such provisions may not be amended without the consent of Duke and Phillips as provided in Section
10.7 of this Agreement and Section 4.1 of the Parent Company Agreement.

     Section 10.4 Notices. All notices and other communications to be given to any party hereunder (including notices to Directors under Section 3.6) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed, if the Company or a Member, to the address or facsimile number set forth below (or at such other address or facsimile number as the Company or such Member shall designate by like notice):

                           (a)      If to PGC:

                                    Phillips Gas Company
                                    1266 Adams Building
                                    Bartlesville, Oklahoma 74004
                                    Attention: Clyde W. Lea
                                    Fax No.: (918) 662-2301

                                    With a copy to:

                                    Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, NY 10019
                                    Attention: Andrew R. Brownstein, Esq.
                                    Fax No.: (212) 403-2000

                           (b)      If to DEFS Holding:

                                    Duke Energy Field Services Corporation
                                    370 17th Street, Suite 900
                                    Denver, CO 80202
                                    Attention: Martha B. Wyrsch
                                    Fax No.: (303) 605-1605

                                    With a copy to:

                                    Duke Energy Corporation
                                    5400 Westheimer Court, 8th Floor
                                    Houston, Texas 77056-5310
                                    Attention: Richard K. McGee
                                    Fax No.: (713) 569-2491

                                    and

                                    Vinson & Elkins L.L.P.
                                    1001 Fannin, Suite 2300
                                    Houston, Texas 77002-6760
                                    Attention: Bruce R. Bilger
                                    Fax No.: (713) 615-5429

                           (c)      If to the Company:

                                    Duke Energy Field Services, LLC
                                    370 17th Street, Suite 900
                                    Denver, CO 80202
                                    Attention: Martha B. Wyrsch
                                    Fax No.: (303) 605-1605

                                    With a copy to:

                                    Duke Energy Corporation
                                    5400 Westheimer Court, 8th Floor
                                    Houston, Texas 77056-5310
                                    Attention: Richard K. McGee
                                    Fax No.: (713) 569-2491

                                    and

                                    Vinson & Elkins L.L.P.
                                    1001 Fannin, Suite 2300
                                    Houston, Texas 77002-6760
                                    Attention: Bruce R. Bilger
                                    Fax No.: (713) 615-5429

     Section 10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members (and Duke and Phillips to the extent provided in Section 10.3) and their respective successors and permitted assigns; provided, however, that no Member will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Member.

     Section 10.6 Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

     Section 10.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by all of the Members. In addition to the foregoing, without the prior written consent of each of Duke and Phillips: (a) no amendment shall be made to Section 6.3, Article VII or Article VIII (other than Section 8.2(b)) of this Agreement, or any reference thereto in this Agreement or any defined term used therein, prior to the second anniversary of the Closing Date, and any amendment made after such second anniversary to any such provision shall not apply to any taxable period, or portion thereof, ending on or before the second anniversary of the Closing Date and (b) no amendment shall be made to Section 8.2(b) of this Agreement or any reference thereto in this Agreement or any defined term used therein. Either Member may, only by an instrument in writing, waive compliance by the other Member with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any Member of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Member, and no course of dealing between the Members, shall constitute a waiver of any such right, power or remedy.

     Section 10.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     Section 10.9 Interpretation. In the event an ambiguity or questions of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it was drafted jointly by the Members, and no presumption or burden of proof shall arise favoring or disfavoring either Member by virtue of the authorship of any provisions of this Agreement.

     Section 10.10 Further Assurances. The Members agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement.

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

                                   DUKE ENERGY FIELD SERVICES
                                   CORPORATION



                                   By:  /s/ J.W. MOGG
                                        ----------------------------------------
                                        Name: J.W. Mogg
                                        Title: Chairman, President and Chief
                                                  Executive Officer



                                   PHILLIPS GAS COMPANY



                                   By:  /s/ M.J. PANATIER
                                        ----------------------------------------
                                        Name: M.J. Panatier
                                        Title: